Exhibit 10.4


                          GUARANTEED PROMISSORY NOTE


U.S. $10,000,000                                                June 5, 2001

     FOR VALUE RECEIVED as a loan, the undersigned PANAMCO DE VENEZUELA S.A., a corporation duly constituted and domiciled in Venezuela (the "Borrower"), unconditionally promises to pay to the order of BANCO SANTANDER CENTRAL HISPANO, S.A. (the "Bank"), at its Miami Agency, 701 Brickell Avenue, Suite 2410, the principal sum of TEN MILLION UNITED STATES DOLLARS (U.S. $10,000,000) on the Maturity Date (as defined below).

     The Borrower promises to pay interest on the unpaid balance of the Loan (as defined below) from and including the date of such Loan to but excluding the date such Loan is due at a rate per annum for such period equal to the Eurodollar Rate (as defined below) for each Interest Period (as defined below) for such Loan during such period plus the Margin (as defined below), subject to the provisions of Section 3(d) hereof. Accrued interest shall be payable on each Interest Payment Date, provided that interest payable at the Default Rate (as defined below) pursuant to Section 3(d) hereof shall be payable upon demand.

     All payments hereunder shall be made in U.S. Dollars and in immediately available funds, without deduction, set-off or counterclaim. The Bank shall maintain on its books records setting forth the amounts of principal, interest and other sums paid or payable by the Borrower from time to time hereunder. In the event of any dispute, action or proceeding relating to this Note, such records shall be conclusive in the absence of manifest error.

     1. Certain Definitions. As used herein, the following terms shall have the corresponding meanings.

     (a) "Banking Day" means any day on which commercial banks are not authorized or required to close in New York City, Caracas and Panama City and which is also a day on which dealings in U.S. Dollar deposits are carried out in the London interbank market.

     (b) "Closing Date" means the date hereof.

     (c) "Commitment" means U.S. $10,000,000.

     (d) "Default Rate" means, in respect of any amount not paid when due, a rate per annum during the period commencing on the due date until such amount is paid in full equal to a fixed rate of 2.00% above the rate of interest applicable to principal hereof (including the Margin) at the time of default until the end of the then current Interest Period and, thereafter, a floating rate 2% above the Variable Rate.

     (e) "Drawdown Date" means the date on which the Bank makes the Loan to the Borrower, such date to occur on or prior to June 6, 2001.


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     (f) "Eurodollar Base Rate" means, with respect to any Interest Period for the Loan, the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) quoted by the principal office of the Bank in London at approximately 11:00 a.m. London time (or as soon thereafter as practicable) two Banking Days prior to the date which is the first date of such Interest Period for the offering by the Bank to leading banks in the London interbank market of U.S. Dollar deposits having a term comparable to the Loan and in an amount comparable to the principal amount of the Loan.

     (g) "Eurodollar Rate" means the Eurodollar Base Rate divided by 1 minus the Reserve Requirement.

     (h) "Event of Default" shall have the meaning set forth in Section 10 hereof.

     (i) "Federal Funds Rate" means, with respect to the Loan when accruing interest at the Variable Rate (i) for the first day of the Loan is to accrue interest at the Variable Rate, the rate per annum at which U.S. Dollar deposits with an overnight maturity and in a comparable principal amount to the Loan are offered by the Bank in the Federal funds market at approximately the time the Loan is to commence accrual of interest at the Variable Rate on such day, and (ii) for each day thereafter that the Loan is outstanding and accruing interest at the Variable Rate, the rate per annum at which U.S. Dollar deposits with an overnight maturity and in a comparable principle amount to the Loan are offered by the Bank in the Federal funds market at approximately the time the Borrower notifies the Bank pursuant to Section 5(c) hereof of its election to continue the Loan accruing interest at the Variable Rate; provided that if the Borrower fails to notify the Bank pursuant to Section 5(c) of its election to continue or repay the Loan, the rate per annum determined by the Bank to be its cost of funding such Loan for such day; and (b) any other amount hereunder which bears interest at the Variable Rate, the rate per annum at which U.S. Dollar deposits with an overnight maturity and in a comparable amount are offered by the Bank in the Federal funds market at approximately 2:00 p.m. New York City time.

     (j) "Guaranty" means the Guaranty dated the Closing Date issued by the Guarantor in favor of the Bank and/or any of its subsidiaries or affiliates, as amended from time to time.

     (k) "Guarantor" means Panamerican Beverages Inc., a company duly constituted and domiciled in Panama.

     (l) "Indebtedness" means, with respect to any Person, any amount payable by such Person pursuant to an agreement or instrument involving or evidencing money borrowed or received, the advance of credit, a conditional sale or a transfer with recourse or with an obligation to repurchase, pursuant to a lease with substantially the same economic effect as any such agreement or instrument, or any such agreement, instrument or arrangement secured by any lien or other encumbrance upon any property owned by such Person, even though such Person has not assumed or become liable for the payment of any money under such agreement, instrument or arrangement, to which such Person is a party as debtor, borrower or guarantor.

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     (m) "Interest Payment Date" for the Loan means (i) the Maturity Date of the Loan, (ii) the last day of each Interest Period and (iii) the date of any prepayment or repayment of principal of the Loan.

     (n) "Interest Period" for the Loan means each period commencing on the Drawdown Date of the Loan and ending on the numerically corresponding day in each three month period thereafter; provided, however, that: (A) any Interest Period which would otherwise end on a day which is not a Banking Day shall be extended to the next succeeding Banking Day unless such Banking Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Banking Day, (B) any Interest Period which begins on the last Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Banking Day of the last calendar month of such Interest Period; and (C) if any Interest Period includes a date on which a payment of principal of the Loan is required to be made but does not end on such date, then (x) the principal amount of the Loan required to be paid on such date shall have an Interest Period ending on such date and (y) the remainder (if any) of the Loan shall have an Interest Period determined as set forth above.

     (o) "Loan" shall have the meaning set forth in Section 2.

     (p) "Margin" shall mean 1.30% per annum.

     (q) "Maturity Date" means June 6, 2002.

     (r) "Note" means this Promissory Note.

     (s) "Person" means any corporation, natural person, firm, joint venture, partnership, trust, unincorporated organization or government, or any political subdivision, department or agency of any government.

     (t) "Prime Rate" means the rate of interest per annum publicly announced from time to time by the Bank as its prime rate; any change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

     (u) "Regulatory Change" means any change after the date hereof in United States federal, state or foreign laws or regulations (including Regulation D (as defined in the definition of Reserve Requirement)) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including the Bank of or under any United States federal or state, or any foreign, laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

     (v) "Reserve Requirement" means, with respect to any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during the Interest Period under Regulation D of the Board of

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Governors of the Federal Reserve System as amended or supplemented from time to time ("Regulation D") by member banks of the Federal Reserve System in New York City with deposits exceeding one billion U.S. Dollars against "Eurocurrency Liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the Eurodollar Rate is to be determined or (ii) any category of extensions of credit or other assets which includes the Loan evidenced by this Note.

     (w) "Subsidiary" means, with respect to the Borrower, at any time, any entity of which more than fifty percent (50%) of the outstanding voting stock or other equity interest entitled ordinarily to vote in the election of the directors or other governing body (however designated) of such entity is at the time beneficially owned or controlled directly or indirectly by the Borrower.

     (x) "Variable Rate" means, for any day, the higher of (i) Federal Funds Rate for such day plus 1.40% and (ii) the Prime Rate.

     (y) "Venezuela" means The Bolivarian Republic of Venezuela.

     (z) "Syndicated Facility" means the U.S.$265,000,000 Amended and Restated Credit Agreement entered into by the Guarantor on November 21, 2000.

     2. The Loan.

     (a) The Bank agrees, on the terms and conditions of this Note, to make one loan (the "Loan") to the Borrower on the Drawdown Date in an aggregate principal amount up to but not exceeding the aggregate amount of the Commitment.

     (b) The Borrower may borrow the Loan by giving the Bank notice by 12:00 noon, New York City time, at least one Banking Day prior to the date of such borrowing.

     (c) Amounts that are prepaid may not be reborrowed.

     3. Payments; Prepayments; Fees.

     (a) Up Front Fee. On the date hereof, Borrower shall pay to the Bank an up front fee in the amount of US$35,000.

     (b) Place and Time of Payment. All payments of principal and interest on this Note and all other amounts payable hereunder shall be sent to the Bank, Reference Panamco Loan ABA # 0660-1120-8 not later than 12:00 p.m. (New York time) on the dates due, or to such other account as the Bank may designate in writing to the Borrower.

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     (c) Payments to be on Banking Days. Whenever any payment hereunder shall be stated to be due on a day other than a Banking Day, such payment shall be made on the next succeeding Banking Day (unless such next succeeding Banking Day would fall in the succeeding calendar month, in which case such payment shall be made on the next preceding Banking Day), and any such extension or reduction of time shall in such case be reflected in the computation of payment of interest.

     (d) Interest on Overdue Principal and Other Amounts. In the event that any principal hereof, any interest hereon or any other amount payable by the Borrower hereunder is not paid when due (by reason of demand or otherwise) in accordance with the terms of this Note, the Borrower will pay, to the extent permitted by applicable law, interest on such past-due amount from the date such amount becomes due until the date the same is paid in full, at a rate per annum equal to the Default Rate in effect from time to time.

     (e) Voluntary Prepayments. The Borrower may, upon five Banking Days' notice to the Bank, prepay this Note on any Banking Day; provided, however, that (x) the minimum amount of any such prepayment shall be $1,000,000.00 or any larger multiple thereof and (y) such prepayment is made together with accrued interest and any break-funding amounts due pursuant to Section 5(b).

     4. Interest. All computations of interest hereon shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which interest is payable.

     5. Additional Costs, Etc.; Illegality

     (a) If as a result of any Regulatory Change, the Bank determines that the cost to the Bank of making or maintaining the Loan is increased, or any amount received or receivable by the Bank hereunder is reduced, or the Bank is required to make any payment in connection with any transaction contemplated hereby, then the Borrower shall pay to the Bank on demand such additional amount or amounts as the Bank determines will compensate the Bank for such increased cost, reduction or payment.

     (b) The Borrower shall pay to the Bank, upon the request of the Bank, such amount or amounts as shall be sufficient (in the reasonable opinion of the Bank) to compensate it for any loss, cost or expense which the Bank determines is attributable to any prepayment of any Loan.

     (c) Notwithstanding any other provision in this Note, in the event that it becomes unlawful for the Bank or its lending office to honor its obligation to make or maintain the Loan bearing interest at the Eurodollar Rate, then the Bank shall promptly notify the Borrower thereof and the Bank's obligation to make or maintain the Loan bearing interest at the Eurodollar Rate shall be suspended until such time as the Bank may again make and maintain the Loan bearing such interest rate, and the interest rate on the Loan shall be automatically converted to the Variable Rate on the date specified by the Bank in such notice, unless the Bank shall have

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received written notice from the Borrower of its decision to prepay the Loan and such notice is received by the Bank prior to 11:30 a.m. on the day of such prepayment.

     6. Taxes.

     (a) Payments Free and Clear. Any and all payments by the Borrower hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all interest, penalties or other liabilities with respect thereto, excluding taxes imposed on or measured by the net income or capital of the Bank by the jurisdiction (or any political subdivision of such jurisdiction) in which the Bank's lending office is located or under which the Bank is organized (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter called "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Bank, (x) the Borrower shall forthwith pay to the Bank such additional amount as may be necessary so that after making all required deductions for Taxes (including deductions applicable to additional amounts payable under this Section 6) the Bank receives an amount equal to the sum it would have received had no such deductions been made, (y) the Borrower shall make such deductions and (z) the Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law.

     (b) Payment of Stamp Taxes. In addition, the Borrower shall pay any present or future stamp or documentary taxes or other excise or property taxes, charges or similar levies which arise in any jurisdiction from any payment made hereunder or from the execution, delivery, registration or enforcement of, or otherwise with respect to, this Note (all such taxes, charges or levies being herein called "Other Taxes").

     (c) Reimbursement of Taxes Paid by the Bank. The Borrower will reimburse the Bank for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this
Section 6) paid by the Bank or any liabilities (including, without limitation, penalties, interest and expenses other than those attributable to the gross negligence of the Bank) arising therefrom or with respect thereto. Reimbursement under this Section 6(c) for any Taxes, Other Taxes or liabilities shall be made within 30 days from the date the Bank makes written demand therefor.

     (d) Tax Certificates. Within 45 days after the date of any payment of Taxes, the Borrower will furnish to the Bank the original or a certified copy of a receipt evidencing payment thereof.

     7. Conditions Precedent to the Loan.

     In addition to having received a notice of borrowing as set forth in
Section 2(b) hereof, the obligation of the Bank to make the Loan hereunder is subject to the condition precedent that the following conditions shall have been fulfilled to the satisfaction of the Bank and its counsel on or before the Drawdown Date:

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     (a) Guaranty. The Bank shall have received a duly executed copy of the
Guaranty.

     (b) Corporate Documents. The Bank shall have received certified copies of the charter and by-laws (or equivalent documents) of the Borrower and the Guarantor and of all corporate authority for the Borrower and the Guarantor (including, without limitation, board of director resolutions, powers of attorney and evidence of the incumbency of officers) with respect to the execution, delivery and performance of this Note and the Guaranty and each other document to be delivered by the Borrower in connection with the Loan and the Guarantor in connection with the Guaranty.

     (c) Opinion of Counsel. The Bank shall have received (i) an opinion, dated the Drawdown Date, from Rafael Villegas Ascanio, special Venezuelan counsel to the Borrower, satisfactory in form and substance to the Bank, and in each case covering such other matters as the Bank may reasonably request (and the Borrower shall have instructed such counsel to deliver such opinion to the Bank) and (ii) an opinion dated the Drawdown Date, from Arias, Fabrega & Fabrega, special Panamanian counsel to the Guarantor satisfactory in form and substance to the Bank, and in each case covering such other matters as the Bank may reasonably request (and the Guarantor shall have instructed such counsel to deliver such opinion to the Bank).

     (d) Process Agent Acceptance. The Bank shall have received an executed letter, in form and substance satisfactory to the Bank, from a process agent, located in New York State and acceptable to the Bank, acknowledging such agent's acceptance of its appointment as agent for service of process with respect to the Borrower and the Guarantor.

     (e) No Material Adverse Change. There shall not have occurred any event which, in the opinion of the Bank, would involve a material adverse change in the economic or financial condition of the Borrower or the Guarantor or in general market conditions.

     (f) No Event of Default; Accuracy of Representations and Warranties. On the Drawdown Date, both immediately prior to the making of such Loan and also after giving effect thereto and to the intended use thereof (x) no Event of Default or an event that with notice or lapse of time or both would become an Event of Default shall have occurred and be continuing; and (y) the representations and warranties made by the Borrower in Section 8 hereof and the Guarantor in Section 9 of the Guaranty shall be true and correct on and as of such Drawdown Date.

     (g) Government Approvals. The Bank shall have received certified copies of English language translations of all approvals and consents required by any governmental authority for the incurrence by the Borrower of the Loan and for the issuance by the Guarantor of the Guaranty.

     (h) Other Documents. The Bank shall have received such other documents as the Bank or its counsel may reasonably request.

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     8. Representations and Warranties. The Borrower represents and warrants to the Bank as follows:

     (a) Incorporation and Existence. The Borrower is a company duly organized and validly existing under the laws of Venezuela and has the power and authority to execute and deliver this Note, to incur the obligations to be incurred by it hereunder and to perform and observe the provisions hereof.

     (b) Corporate Power and Authority. The Borrower has taken all necessary action to authorize the execution and delivery of this Note and all other documents to be executed and delivered by it in connection herewith and the performance of its obligations hereunder.

     (c) Legally Enforceable Note. This Note has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

     (d) Governmental Authorizations. All governmental authorizations, if any, and actions of any kind necessary for the due execution, delivery and performance of this Note by the Borrower or required for the validity or enforceability against the Borrower of this Note, have been obtained or performed and are valid and subsisting in full force and effect.

     (e) Consent and Approvals. No consent or approval of, or notice to, any creditor of the Borrower is required by the terms of any agreement or instrument evidencing any Indebtedness of the Borrower for the execution or delivery of, or the performance of the obligations of the Borrower under, this Note, and such execution, delivery and performance will not result in any breach or violation of, or constitute a default under, the charter or by-laws of the Borrower or any agreement, instrument, judgment, order, statute, rule or regulation applicable to the Borrower or to any of its property.

     (f) Pari Passu Status. The payment obligations of the Borrower under this Note rank at least pari passu with all of its other unsecured Indebtedness, whether now existing or hereafter outstanding, except for obligations accorded preference by mandatory provisions of law.

     (g) Absence of Litigation. There are no actions, proceedings or claims pending or, to the knowledge of the Borrower, threatened, the adverse determination of which might have a materially adverse effect on the financial condition of the Borrower or impair its ability to perform its obligations under, or affect the validity or enforceability of, this Note.

     (h) Withholding. Except for the 4.95% withholding tax imposed by Venezuela, to be applied on interest payments made to banks incorporated outside of Venezuela, no withholding in respect of any taxes imposed by or within Venezuela or any political subdivision or taxing

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authority thereof or therein is required to be made from any payment by the
Borrower under this Note.

     (i) Waiver of Sovereign Immunity; Commercial Activity. Neither the Borrower nor its property has any right of immunity on the grounds of sovereignty or otherwise from jurisdiction, attachment (before or after judgment) or execution in respect of any action or proceeding relating in any way to this Note that may be brought in the courts of Venezuela. The execution, delivery and performance of this Note by the Borrower constitute commercial transactions.

     (j) Use of Proceeds. The Borrower is a non-United States resident and the proceeds of the Loan shall be used for general corporate purposes and only to finance the Borrower's operations outside the United States.

     9. Covenants. From the Closing Date, the Borrower covenants as follows:

     (a) Lines of Business. The Borrower will at all times continue to engage in the same line of business engaged in by the Borrower on the date hereof and will not engage to any substantial extent in any line or lines of business activity other than such current lines of business.

     (b) Limitation on Fundamental Changes. The Borrower will not convey, sell, lease, transfer or otherwise dispose of, in one transaction or in a series of transactions, a material portion of the property necessary or useful in the conduct of its business.

     (c) Financial Information. The Borrower shall deliver to the Bank promptly, and in any event within 60 days, following the end of each fiscal quarter of the Borrower such financial statements and other financial information concerning the Borrower as the Bank may reasonably request.

     (d) Government Approvals. The Borrower shall maintain and keep in full force and effect all approvals and consents required by any governmental authority for the incurrence of the Loan.

     10. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

     (a) The Borrower fails to pay any principal, interest, or other amount hereunder as and when such amount becomes payable (whether at stated maturity or otherwise); or

     (b) The Borrower fails to perform or observe any covenant or agreement contained herein to be performed or observed by it or any representation or warranty of (i) the Borrower in this Note or (ii) the Guarantor in the Guaranty or (iii) the Borrower or the Guarantor in any other document delivered in connection herewith proves to have been incorrect, incomplete or

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misleading in any material respect at the time it was made or repeated or deemed to have been made or repeated; or

     (c) The Borrower or any material Subsidiary or the Guarantor (A) fails to pay any of its Indebtedness in an aggregate amount equal to or exceeding U.S. $20,000,000 (or its equivalent in other currencies) as and when such Indebtedness becomes payable (subject to any applicable grace period) (as used in this clause (e), "Indebtedness" shall not include any Indebtedness of the Borrower or any material Subsidiary or the Guarantor owing to any other material Subsidiary or the Borrower or the Guarantor) or (B) fails to perform or observe any material covenant or agreement to be performed or observed by it under one or more agreements or instruments evidencing Indebtedness in an aggregate amount equal to or exceeding U.S. $20,000,000 (or its equivalent in other currencies) (subject to any applicable grace period) if, as a result of such failure, any other party to such agreements or instruments is entitled to exercise, and has not irrevocably waived, the right to accelerate the maturity of any amount owing thereunder; or

     (d) The Borrower or any material Subsidiary or the Guarantor (i) is dissolved, (ii) fails or is unable to pay its debts generally as they become due, (iii) commences a voluntary case in bankruptcy or any other action or proceeding for any other relief under any law affecting creditors' rights that is similar to a bankruptcy law or (iv) consents by answer or otherwise to the commencement against it of an involuntary case in bankruptcy or any other such action or proceeding, or a proceeding is commenced in an involuntary case in bankruptcy in respect of the Borrower or any material Subsidiary or the Guarantor or any property of the Borrower or any such material Subsidiary or the Guarantor if such proceeding is not dismissed or stayed on or before the thirtieth day after the entry thereof or if any such dismissal or stay ceases to be in effect and such proceeding, in the reasonable opinion of the Bank, materially affects the ability of the Borrower to perform its obligations under this Note or the Guarantor to perform its obligations under the Guaranty; or

     (e) Any governmental authorization necessary for the performance of any obligation of the Borrower under this Note or the Guarantor under the Guaranty fails to become or remain valid and subsisting in full force and effect; or

     (f) Any governmental authority or court takes any action that, in the reasonable opinion of the Bank, materially adversely affects the condition of the Borrower or the Guarantor or the ability of the Borrower or the Guarantor to perform their respective obligations under this Note or the Guaranty; or

     (g) The aggregate amount of unsatisfied judgments, decrees or orders for the payment of money against the Borrower or any material Subsidiary or the Guarantor exceeds U.S. $20,000,000 or the equivalent thereof in any other currency or currencies; or

     (h) The Borrower or any material Subsidiary or the Guarantor sells or otherwise disposes of all or a substantial part of its assets or ceases to conduct all or a substantial part of its business as now conducted, or merges or consolidates with any other company without the prior

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written consent of the Bank, unless the entity surviving such merger or consolidation is the Borrower or the Guarantor; or

     (i) The payment obligations of the Borrower under this Note cease to rank at least pari passu with all of its other unsecured Indebtedness, except for obligations accorded preference by mandatory provisions of law; or

     (j) The Guarantor shall cease at any time to have, directly or indirectly, voting, disposition and economic rights in respect of at least 51% of the outstanding capital stock of the Borrower;or

     (k) The Guaranty shall at any time after its execution and delivery and for any reason cease to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by the Guarantor or the Guarantor shall deny it has any further liability or obligation thereunder or shall fail to perform its obligations thereunder; or

     (l) Any event of default under the Guarantor's Syndicated Facility shall have occurred.

THEN, in any such case, if the Bank shall elect by notice to the Borrower, the unpaid principal amount of this Note, together with accrued interest, shall become forthwith due and payable; provided that in the case of an Event of Default under clause (f) above, the unpaid principal amount of this Note, together with accrued interest, shall immediately become due and payable without any notice or other action by the Bank. Notwithstanding any other rights the Bank may have under any applicable law and hereunder, the Borrower agrees that upon the occurrence of an Event of Default, the Bank shall have the right to apply (including by way of setoff) any of the property of the Borrower held by the Bank or any subsidiary or affiliate of the Bank or any third party for the benefit of the Bank or any such subsidiary or affiliate or thereafter coming into the Bank's or any such subsidiary's, affiliate's or third party's possession (including, but not limited to, account balances) to a reduction of the obligations of the Borrower under the Note in such order as the Bank may deem appropriate.

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     11. Notices. All notices, requests, demands or communications hereunder shall be in writing and shall be given to or made upon the respective parties hereto at the following addresses:

If to the Borrower:                          If to the Bank:
Panamco de Venezuela S.A.                    Banco Santander Central Hispano
4th Transversal de los Cortijos de Lourdes   701 Brickell Ave. Suite 2410
Edificio Panamco Venezuela                   Miami  33131
Caracas, Venezuela 1070                      Attn.: Vice President Corporate
Attn.:  Chief Financial Officer              Tel:   (305) 373-2020
Tel:    (582) 203-6411                       Fax:   (305) 577-3304
Fax:    (582) 203-6169

     12. Miscellaneous.

     (a) The Borrower waives presentment, notice of dishonor, protest and any other formality with respect to this Note.

     (b) This Note sets forth the entire agreement between the parties hereto, supersedes all prior communications and understandings of any nature and may not be amended, supplemented or altered except in a writing signed by both parties hereto.

     (c) The Borrower agrees to reimburse the Bank on demand for all reasonable costs, expenses and charges (including reasonable fees and charges of external and in-house legal counsel for the Bank) in connection with the preparation, negotiation, execution, interpretation, performance or enforcement of this Note.

     (d) This Note shall be binding on the Borrower and its successors and assigns and shall inure to the benefit of the Bank and its successors and assigns, except that the Borrower may not delegate any obligations hereunder without the prior written consent of the Bank. The Bank may at any time assign, pledge or otherwise transfer or sell participations in this Note or any of its rights with respect thereto to any third party, including, but not limited, to any Federal Reserve Bank.

     (e) The Bank agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with safe and sound banking practices, any non-public information supplied to it by the Borrower pursuant to this Note which is identified by the Borrower as being confidential at the time the same is delivered to the Bank, provided that nothing herein shall limit the disclosure of any such information (A) to any subsidiaries or affiliates of the Bank, (B) to the extent required by statute, rule, regulation or judicial process, (C) to counsel for the Bank, (D) to bank examiners, auditors or accountants, (E) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Note or the enforcement of rights hereunder, (F) to any actual or prospective assignee or participant, or (G) to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations;

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


provided, further, that in no event shall the Bank be obligated or required to return any materials furnished by the Borrower.

     (f) Any suit, action or proceeding against the Borrower with respect to this Note or on any judgment entered by any court in respect thereof may be brought in the Supreme Court of the State of New York, County of New York, or in the United States District Court for the Southern District of New York or in the courts of Panama or Venezuela, as the Bank may elect in its sole discretion, and the Borrower submits to the nonexclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding or judgment. The Borrower hereby waives any objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Note brought in such courts, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The Borrower irrevocably appoints CT Corporation System, which currently maintains a New York City office situated at 111 Eighth Avenue, 13th Floor, New York, New York 10011, U.S.A., as its agent to receive service of process or other legal summons for purposes of any such suit, action or proceeding, and agrees that the failure of such agent to give any notice of any such process or summons to the Borrower shall not impair or affect the validity of such service or of any judgment based thereon. So long as the Borrower has any obligation under this Note, it will maintain a duly appointed agent in New York City for the service of such process or summons.

     (g) THE BORROWER HEREBY WAIVES ANY RIGHT THE BORROWER MAY HAVE TO A JURY TRIAL.

     (h) This Note shall be governed by and construed in accordance with the law of the State of New York.

     (i) To the extent that the Borrower may now or hereafter be entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Note, to claim for itself or its revenues or properties any immunity from the jurisdiction of any court or from legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the extent that in any such jurisdiction there may be attributed to the Borrower any such immunity (whether or not claimed), the Borrower hereby irrevocably agrees not to claim, and hereby waives, such immunity in respect of its obligations under this Note.

     (j) Each reference in this Note to U.S. Dollars is of the essence. The obligation of the Borrower in respect of any amount due under the Note shall, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in U.S. Dollars that the Bank may, in accordance with normal banking procedures, purchase with the sum paid in such other currency (after any premium and costs of exchange) on the Banking Day immediately following the day on which the Bank receives such payment. If the amount in U.S. Dollars that may be so purchased for any reasons falls short of the amount originally due, the Borrower shall pay such additional amounts, in U.S. Dollars, as may be necessary to compensate for such a shortfall. Any obligation of the Borrower not discharged by such payment shall be due as a separate and independent obligation and, until discharged as provided herein, shall continue in full force and effect.

     (k) The Borrower acknowledges that the Bank may have and may in the future have investment and commercial banking, trust and other relationships with other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise. The Borrower acknowledges that the Bank may perform its functions in connection with such fiduciary or other relationships without regard to its relationship with the Borrower hereunder. The Bank will not use confidential information obtained from Borrower by virtue of the transactions contemplated by this Note or its other relationships with the Borrower in connection with the performance by the Bank of services for other companies, and the Bank will not furnish any such information to other companies. The Borrower also acknowledges that the Bank has no obligation to use in connection with the transactions contemplated by this Note, or to furnish to the Borrower, confidential information obtained from other companies.

     IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed by its duly authorized officer as of the day and year first above written.

                                        PANAMCO DE VENEZUELA S.A.


                                        By:
                                            ---------------------------------
                                            Name:
                                            Title:

                                      14